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                                                                     EXHIBIT 4.2


         AGREEMENT, made as of this ______ day of ____________, by and between PAXAR Corporation, a corporation having its principal executive offices at 105 Corporate Park Drive, White Plains, New York 10604 ("Grantor"), and _________________, residing at ___________ (address) ("Optionee").



                              W I T N E S S E T H:

         WHEREAS, Optionee is presently employed by Grantor; and

         WHEREAS, Grantor is desirous of increasing the incentive of Optionee to exert his utmost efforts to improve the business and increase the assets of the Grantor.

         NOW, THEREFORE, in consideration of the promises of the Optionee to remain in the continuous service of the Grantor or any of its subsidiaries, and for other good and valuable consideration, the Grantor hereby grants the Optionee options to purchase Common Stock of the Grantor upon the following terms and conditions:

         1. OPTIONS. Pursuant to its Amended and Restated 1997 Incentive Stock Option Plan, the Grantor hereby grants to the Optionee incentive stock options ("Incentive Stock Options"), as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase, at any time commencing as of the date hereof, and terminating as of 5:00 P.M. New York City time, on ___________ ("Termination Date"), up to __________ fully paid and non-assessable shares of the Common Stock of the Grantor, par value $.10 per share.

         2. PURCHASE PRICE. The purchase price ("Purchase Price") shall be _________ per share. The Grantor shall pay all original issue or transfer taxes on the exercise of the Incentive Stock Options and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

         3. EXERCISE OF OPTION. (a) The Optionee shall notify the Grantor by registered or certified mail, return receipt requested, addressed to its principal office (Attn: Chief Financial Officer), as to the number of shares of Common Stock which Optionee desires to purchase pursuant to the options herein granted, which notice
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shall be accompanied by payment (by bank check, certified check or by delivery of shares of the Grantor's Common Stock having a fair market value equal to the purchase price) of the option price therefor as specified in Paragraph 2 above. As soon as practicable thereafter, the Grantor shall cause to be delivered to the Optionee certificates issued in the Optionee's name evidencing the shares of Common Stock purchased by the Optionee.

         (b) If the aggregate fair market value of all the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year and all Incentive Stock Option plans of the Grantor, any predecessor of the Grantor, its parent or subsidiaries, exceeds $100,000.00, the grant of the Incentive Stock Options hereunder shall not, to the extent of such excess, be deemed a grant of Incentive Stock Options but will instead be deemed the grant of Non-Qualified Stock Options under the Plan. For purposes of this paragraph, the fair market value of the stock with respect to which an Incentive Stock Option is exercisable shall be the value of such stock at the time that specific option is granted as provided for in Section 422(c)(7) of the Code.

         (c) Subject to Paragraph 4 below, the Incentive Stock Options granted hereunder may be exercised by the Optionee as follows: options corresponding to twenty-five percent (25%) of the shares are exercisable at any time after the first anniversary date hereof and through the Termination Date; options corresponding to the next twenty-five percent (25%) of the shares are exercisable at any time after the second anniversary date hereof and through the Termination Date; options corresponding to the next twenty-five percent (25%) of the shares are exercisable at any time after the third anniversary date hereof and through the Termination Date; and options corresponding to the last twenty-five percent (25%) are exercisable at any time after the fourth anniversary date hereof and through the Termination Date.

         4. OPTION CONDITIONED ON CONTINUED EMPLOYMENT.

         (a) If the employment of the Optionee shall be terminated voluntarily by the Optionee or for cause, the Incentive Stock Options granted to the Optionee hereunder shall expire within thirty (30) days after such termination. If such employment shall terminate otherwise than by reason of death, disability,

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voluntarily by the Optionee or for cause, such options may be exercised at any time within three (3) months after such termination, subject to the provisions of subparagraph (d) of this Paragraph 4. For the purposes of this subparagraph
(a), the retirement of an individual either pursuant to a pension or retirement plan adopted by the Grantor or at the normal retirement date prescribed from time to time by the Grantor shall be deemed to be a termination of such Optionee's employment other than voluntarily the the Optionee or for cause.

         (b) If the Optionee dies (i) while employed by the Grantor or a subsidiary or parent corporation, or (ii) within three (3) months after the termination of Optionee's employment other than voluntarily by the Optionee or for cause, such Incentive Stock Options may, subject to the provisions of subparagraph (d) of this Paragraph 4, be exercised by a legatee or legatees of such Incentive Stock Options under such individual's last will or by his personal representatives or distributees at any time within one year after his death.

         (c) If the Optionee becomes disabled within the definition of Section 22(e) of the Code while employed by the Grantor or a subsidiary or parent corporation, such Incentive Stock Options may, subject to the provisions of subparagraph (d) of this Paragraph 4, be exercised at any time within one year after Optionee's termination of employment due to the disability.

         (d) Incentive Stock Options may not be exercised pursuant to this Paragraph 4 except to the extent that the Optionee was entitled to exercise the options at the time of termination of employment or death pursuant to Paragraph 3, and in any event may not be exercised after the original expiration date of the options.

         5. DIVISIBILITY AND NON-ASSIGNABILITY OF THE OPTIONS.

         (a) The Optionee may exercise the Incentive Stock Options herein granted from time to time during the period of their effectiveness with respect to any whole number of shares included therein.

         (b) The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Incentive Stock Options herein granted or any

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interest therein, otherwise than by will or the laws of descent and distribution, and the Incentive Stock Options herein granted, or any of them, shall be exercisable during the Optionee's lifetime only by the Optionee.

         6. STOCK AS INVESTMENT. By accepting the Incentive Stock Options herein granted, the Optionee agrees for himself, his heirs and legatees that any and all shares of Common Stock purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the shares of Common Stock issuable under the options granted hereunder, the Optionee, or his heirs or legatees receiving such shares of Common Stock, shall deliver to the Grantor a representation in writing, that such shares of Common Stock are being acquired in good faith for investment purposes only and not for sale or distribution. Grantor may place a "stop transfer" order with respect to such shares of Common Stock with its transfer agent and place an appropriate restrictive legend on the stock certificate evidencing such shares of Common Stock.

         7. RESTRICTION ON ISSUANCE OF SHARES. The Grantor shall not be required to issue or deliver any certificate for shares of Common Stock purchased upon the exercise of any Incentive Stock Options granted hereunder unless (a) the issuance of such shares of Common Stock has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or counsel to the Grantor shall have given an opinion that such registration is not required; (b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof; and (c) permission for the listing of such shares of Common Stock, if required, shall have been given by any national securities exchange on which the shares of Common Stock of the Grantor are at the time of issuance listed.

         8. NOTIFICATION OF TRANSFER FOR TAX PURPOSES. In the event that the Optionee disposes (whether by sale, exchange, gift or any other transfer) of any shares of Common Stock acquired pursuant to the exercise of the Incentive Stock Options granted hereunder, either within two years after the effective date of the grant of the Incentive Stock Options to the Optionee hereunder or within one year of the purchase of the shares of Common Stock by the Optionee upon the exercise of the Incentive Stock Options, the Optionee will



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notify the Grantor in writing, within thirty days after such disposition.

         9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

         (a) In the event of changes in the outstanding Common Stock of the Grantor by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, exchanges of shares, reorganizations or liquidations, the number of shares of Common Stock as to which the options may be exercised shall be correspondingly adjusted by the Grantor, and the Purchase Price shall be adjusted so that the product of the Purchase Price immediately after such event multiplied by the number of options subject to this Agreement immediately after such event shall be equal to the product of the Purchase Price multiplied by the number of shares subject to this Agreement immediately prior to the occurrence of such event. No adjustment shall be made with respect to stock dividends or splits which do not exceed 5% in any fiscal year, cash dividends or the issuance to shareholders of the Grantor of rights to subscribe for additional shares of Common Stock or other securities. Anything to the contrary contained herein notwithstanding, the Board of Directors of the Grantor shall have the discretionary power to take any action necessary or appropriate to prevent these options from being disqualified as "Incentive Stock Options" under the United States Income Tax laws then in effect.

         (b) Any adjustment in the number of shares of Common Stock shall apply proportionately to only the unexercised portion of the Incentive Stock Options granted hereunder. If fractions of a share of Common Stock would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares of Common Stock so long as such increase does not result in the holder of the options being deemed to own more than 5% of the total combined voting power or value of all classes of shares of capital stock of the Grantor or subsidiaries.

         10. NO RIGHTS IN OPTION STOCK. Optionee shall have no rights as a shareholder in respect of shares of Common Stock as to which the options granted hereunder shall not have been exercised and payment made as herein provided.




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         11. EFFECT UPON EMPLOYMENT. This Agreement does not give the Optionee any right to continued employment by the Grantor.

         12. BINDING EFFECT. Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives and assigns.

         13. AGREEMENT SUBJECT TO PLAN. Notwithstanding anything contained herein to the contrary, this Agreement is subject to, and shall be construed in accordance with, the terms of the Grantor's 1990 Employee Stock Option Plan, and in the event of any inconsistency between the terms hereof and the terms of such Plan, the terms of the Plan shall govern.

         14. MISCELLANEOUS. This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of law. Headings have been included herein for convenience of reference only, and shall not be deemed a part of this Agreement.

                                        PAXAR CORPORATION


                                        By:_____________________________________


                                        ACCEPTED AND AGREED TO:


                                        ________________________________________




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